Exhibit 19(a)(1)

HARBOURVEST PRIVATE INVESTMENTS FUND

Code of Ethics for Principal Executive and Senior Financial Officers Adopted Pursuant to the Rules Promulgated Under Section 406 of the Sarbanes-Oxley Act

1.	Covered Officers/Purpose of the Code

This Code of Ethics (the “SOX Code”) has been adopted by the Board of Trustees (the “Board”) of HarbourVest Private Investments Fund (the “Fund”), pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules adopted thereunder by the U.S. Securities and Exchange Commission (“SEC”). The SOX Code applies to the Fund’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer or Controller, or senior officers performing similar functions (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Fund;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the SOX Code to an appropriate person or persons identified in the SOX Code; and

•	accountability for adherence to the SOX Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

2.	Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund’s and its investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. The SOX Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of the SOX Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Fund and the Fund’s investment adviser, principal underwriter, administrator, or other service providers to the Fund (together “Service Providers”), of which the Covered Officers may also be principals or employees. As a result, the SOX Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for a Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on such Service Providers and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Fund and Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the SOX Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the SOX Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

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not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund; and

•	not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations that are made in good faith.

There are some actual or potential conflict of interest situations that should always be brought to the attention of, and discussed with, the Fund’s Chief Legal Officer or delegate (“CLO”), Chief Compliance Officer or delegate (“CCO”), or other senior legal officer, if material. Covered Officers who are also employees or principals of the Fund’s investment adviser will be deemed to be in compliance with this Code to the extent that they follow the requirements of the adviser’s Code of Ethics. Examples of potentially material conflicts include:

•	service as a director on the board of any public or private company outside of the employee’s duties to the adviser or the Fund;

•	the receipt of any non-nominal gifts;

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the receipt of entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in (other than insubstantial interests in publicly traded entities), or any consulting or employment relationship with, any of the Service Providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

3.	Disclosure and Compliance

Each Covered Officer:

•	should familiarize himself or herself with the disclosure requirements generally applicable to the Fund and the Fund’s investment adviser;

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should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Board and its auditors, and to governmental regulators and self-regulatory organizations;

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should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and Service Providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	is responsible to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

4.	Reporting and Accountability

Each Covered Officer must:

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upon adoption of the SOX Code (or thereafter as applicable, upon becoming a Covered Officer), acknowledge and certify (via ComplySci) to the Board that he or she has received, read, and understands the SOX Code;

•	annually thereafter affirm to the Board that he or she has complied with the requirements of the SOX Code; and

•	notify the Fund’s CCO and/or Chief Legal Officer CLO promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of the SOX Code.

The Fund’s CCO and CLO are responsible for applying the SOX Code to specific situations in which questions are presented under it and have the authority to interpret the SOX Code in any particular situation. In such situations, the CCO and CLO are authorized to consult, as appropriate, with counsel to the Fund, counsel to the Trustees of the Fund who are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act (the “Independent Trustees”), a Board Committee comprised of Independent Trustees, or the full Board.

The Fund will follow the following procedures in investigating and enforcing the SOX Code:

•	the Fund’s CCO and/or CLO will take all appropriate action to investigate any potential violations reported to them;

•	if, after such investigation, the CCO and/or CLO believe that no violation has occurred, they are not required to take any further action;

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any matter that the CCO and/or CLO believe is a violation of this Code, or that they believe should be reviewed by the Board or Board Committee comprised of Independent Trustees will be reported to the Board or Board Committee comprised of Independent Trustees;

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based upon its review of any matter referred to it, the Board or Board Committee comprised of Independent Trustees shall determine whether or not a violation has occurred, whether a grant of waiver is appropriate or whether some other action should be taken. Based upon its determination, the Board or Board Committee comprised of Independent Trustees may take such action as it deems appropriate, which may include without limitation: modifications of applicable policies and procedures; notification to appropriate personnel of the Fund’s investment adviser, principal underwriter or administrator, or their boards; notification to other funds for which the Covered Officer serves as a Covered Officer; or recommendation to dismiss the Covered Officer; and

•	any changes to or waivers of the SOX Code will, to the extent required, be disclosed as provided by SEC rules.

5.	Other Policies and Procedures

The SOX Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund or Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by the SOX Code to the extent that they overlap or conflict with the provisions of the SOX Code. The Fund’s and its investment adviser’s and principal underwriter’s codes of ethics adopted pursuant to Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others, and are not part of the SOX Code.

6.	Amendments

Any amendments to the SOX Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Trustees.

7.	Confidentiality

All reports and records prepared or maintained pursuant to the SOX Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the SOX Code, such matters shall not be disclosed to anyone other than the Board, counsel to the Fund, and counsel to the Independent Trustees.

8.	Internal Use

The SOX Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

9.	Recordkeeping

The Fund shall keep the information disclosed about waivers and amendments under the SOX Code for the period of time as specified in the rules adopted pursuant to Section 406 of the Sarbanes-Oxley Act, and furnish such information to the SEC or its staff upon request.

Exhibit A

Persons Covered by the Code of Ethics for Principal Executive and Senior Financial Officers Adopted Pursuant to the Rules Promulgated Under Section 406 of the Sarbanes-Oxley Act

Name	Title

Monique Austin	Chief Executive Officer, Principal Executive Officer & President

Peter Mahoney	Chief Financial Officer & Principal Financial Officer

Nicholas Misciagna	Treasurer